dELiA*s Inc.
                                435 Hudson Street
                            New York, New York 10014




                                                     July 10, 1998



American Retail Enterprises, L.P.
1620 Grand Avenue
Baldwin, New York 11510
Attention: Mr. William Siegel

Re:  Amendment No.1
     --------------

Ladies and Gentlemen:

We refer you to that certain Letter Agreement dated June 1, 1998 (the "Letter Agreement") entered into in connection with that certain Asset Purchase Agreement entered into as of June 1, 1998 (the "Purchase Agreement") among Screeem! Inc., a Delaware corporation, dELiA*s Inc., a Delaware corporation, American Retail Enterprises, L.P., a New York limited partnership, Retail Apparel Service Corp., a New York corporation, Landmark Pants Corp., a New York corporation, and the entities listed on Annex I to the Purchase Agreement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.

This is to confirm that we have agreed to amend Schedule I of the Letter Agreement to read in its entirety as follows:

                                   SCHEDULE I

The amount of Purchase Price deducted as a result of a failure to obtain consent to assignment will be as follows:

For the first such Excluded Store:       90% of 1/26 of the Purchase Price
For the second such Excluded Store:      85% of 1/26 of the Purchase Price
For the third such Excluded Store:       80% of 1/26 of the Purchase Price
For the fourth such Excluded Store:      75% of 1/26 of the Purchase Price
For the fifth such Excluded Store:       70% of 1/26 of the Purchase Price


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For the sixth such Excluded Store:       65% of 1/26 of the Purchase Price
For the seventh such Excluded Store:     65% of 1/26 of the Purchase Price
For the eighth such Excluded Store:      65% of 1/26 of the Purchase Price"

This is also to confirm that the Letter Agreement, as hereby amended, remains applicable to the Purchase Agreement, as amended by Amendment No.1 dated June 29, 1998 and Amendment No. 2 dated July , 1998.

Please confirm your agreement to the foregoing by signing and returning to us a copy of this letter.

Very truly yours,

DELIA*S INC.

By: ____________________________________
    Alex Navarro, Senior Vice President

SCREEEM! INC.

By: _____________________________________
    Alex Navarro, Senior Vice President


                                  AGREED AND ACKNOWLEDGED:


                                  AMERICAN RETAIL ENTERPRISES, L.P.
                                  (for itself and as agent for the Companies)
                                  By: LANDMARK PANTS CORP.
                                      General Partner

                                      By:  __________________________________
                                           William Siegel, Vice President

                                      By:  ___________________________________
                                           Gary Sugarman, Vice President

                                  By: THE PANTS SET, INC.
                                      General Partner

                                      By:  ___________________________________
                                           William Siegel, President

                                      By:  ____________________________________
                                           Gary Sugarman, Vice President